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                                                                 EXHIBIT 4.5
                             BUSINESS LOAN AGREEMENT

        This Agreement dated as of February 13, 1996, is between Bank of America National Trust and Savings Association (the "Bank") and ABM Industries Incorporated (the "Borrower").

1.  TERM LOAN AMOUNT AND TERMS

        1.1 LOAN AMOUNT. The Bank agrees to provide a term loan to the Borrower in the amount of Five Million Dollars ($5,000,000) (the "Commitment").

        1.2 AVAILABILITY PERIOD.

The loan is available in one disbursement from the Bank between the date of this Agreement and February 29, 1996, unless the Borrower is in default.

        1.3 INTEREST RATE.

            (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

            (b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

            (c) The Borrower may prepay the loan in full or in part at any time in an amount not less than One Million Dollars ($1,000,000). The prepayment will be applied to the most remote installment of principal due under this Agreement.

        1.4 REPAYMENT TERMS.

            (a) The Borrower will pay all accrued but unpaid interest on February 15, 1997, and then annually on each February 15 thereafter and upon payment in full of the principal of the loan. In addition, the Borrower will pay interest as of the last day of each interest period as required under Paragraph 2.1 below.

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            (b)  The Borrower will repay principal in successive annual installments in the amounts specified in Exhibit A hereto (and by this reference incorporated herein) and on the dates specified in Exhibit A. In addition to the amount specified in Exhibit A, on February 15, 2003, the Borrower will repay any remaining principal balance plus any interest then due.

        1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

            (a)  the Cayman Rate plus three-fourths (3/4) percentage point.

            (b)  Long Term Rates.

2.  OPTIONAL INTEREST RATES

        2.1 OPTIONAL RATES. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

        2.2 CAYMAN RATE. The election of Cayman Rates shall be subject to the following terms and requirements:

            (a) The interest period during which the Cayman Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

            (b) Each Cayman Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

            (c) The Borrower may not elect a Cayman Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

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            (d)  The "Cayman Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

        Cayman Rate =         Cayman Base Rate
                            -----------------------
                        (1.00 - Reserve Percentage)

    Where,

                (i) "Cayman Base Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

            (e) Each prepayment of a Cayman Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

                (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

                (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

            (f) The Bank will have no obligation to accept an election for a Cayman Rate Portion if any of the following described events has occurred and is continuing:

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                (i)  Dollar deposits in the principal amount, and for periods equal to the interest period, of a Cayman Rate Portion are not available in the offshore Dollar inter-bank market; or

                (ii) the Cayman Rate does not accurately reflect the cost of a Cayman Rate Portion.

        2.3 LONG TERM RATE. The election of Long Term Rates shall be subject to the following terms and requirements:

            (a) The interest period during which the Long Term Rate will be in effect will be one year or more.

            (b) The "Long Term Rate" means the Long Term Base Rate plus three-fourths (3/4) percentage point.

            (c) The "Long Term Base Rate" means the fixed interest rate per annum, determined solely by the Bank on the first day of the applicable interest period for the Long Term Rate Portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of the Long Term Rate Portion and with an interest payment frequency and a principal repayment schedule equal to the Long Term Rate Portion and for a term equal to the applicable interest period. The Long Term Base Rate shall include adjustments for reserve requirements, federal deposit insurance, and any other similar adjustment which the Bank deems appropriate. The Long Term Base Rate is the Bank's estimate only and the Bank is under no obligation to actually purchase or match funds for any transaction.

            (d) "Money Market" means one or more wholesale funding markets available to the Bank, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by the Bank.

            (e) Each Long Term Rate Portion will be for an amount not less than One Million Dollars ($1,000,000).

            (f) The Borrower may prepay the Long Term Rate Portion in whole or in part in the minimum amount of One Million Dollars ($1,000,000). The Borrower will give the Bank irrevocable written notice of the Borrower's intention to make the prepayment, specifying the date and amount of the prepayment. The notice must be received by the Bank at least 5 banking days in advance of the prepayment. All prepayments of principal on the Long Term Rate Portion will be applied on the most remote principal installment or installments then unpaid.

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            (g)  Each prepayment of a Long Term Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by payment of all accrued interest on the amount of the prepayment and the prepayment fee described below.

            (h) The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

                (i) The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the Long Term Rate;

                (ii) The Bank will then subtract from each monthly interest amount determined in clause (i) above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the following rate:

                    (A) If the Original Payment Date is more than 5 years after the date of prepayment: the Treasury Rate plus one-quarter of one percentage point;

                    (B) If the Original Payment Date is 5 years or less after the date of prepayment: the Money Market Rate.

                (iii) If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the rate used in (ii) above. The sum of the discounted monthly differences is the prepayment fee for that Prepaid Installment.

            (i) The following definitions will apply to the calculation of the prepayment fee:

                "Money Market Rate" means the fixed interest rate per annum which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in the Money Market from the date of prepayment through the Original Payment Date.

                "Original Payment Dates" mean the dates on which principal of the Long Term Rate Portion would have been paid if there had been no prepayment. If any of the

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        principal would have been paid later than the end of the interest period in effect at the time of prepayment, then the Original Payment Date for that amount will be the last day of the interest period.

                "Prepaid Installment" means the amount of the prepaid principal of the Long Term Rate Portion which would have been paid on a single Original Payment Date.

                "Treasury Rate" means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date.

            (j) The Bank may adjust the Treasury Rate and Money Market Rate to reflect the compounding, accrual basis, or other costs of the Long Term Rate Portion. Each of the rates is the Bank's estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, the "Money Rate Section" of THE WALL STREET JOURNAL, or other information sources the Bank deems appropriate.

3.  EXPENSES

            The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

4.  DISBURSEMENTS, PAYMENTS AND COSTS

        4.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

        4.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

            (a) made at the Bank's branch (or other location) selected by the Bank from time to time;

            (b) made for the account of the Bank's branch selected by the Bank from time to time;

            (c) made in immediately available funds, or such other type of funds selected by the Bank;

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            (d)  evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

        4.3 TELEPHONE AND TELEFAX AUTHORIZATION.

            (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

            (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14990-50045, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

            (c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

        4.4  DIRECT DEBIT.

            (a) The Borrower agrees that interest and principal payments will be deducted automatically on the due date from the Borrower's account number 14990-50045, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

            (b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

            (c) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

        4.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a

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day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

        4.6 TAXES. If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

        4.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

            (a)  any reserve or deposit requirements; and

            (b) any capital requirements relating to the Bank's assets and commitments for credit.

        4.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

        4.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at a rate which is one-half (1/2) percentage point higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest.

        4.10 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate which is two (2) percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

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5.  CONDITIONS

        The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

        5.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower (and any guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

        5.2 Exhibit A. A fully signed original Exhibit A to this Agreement, with all relevant dates and amounts fully set forth therein.

        5.3  Other Items.  Any other items that the Bank reasonably requires.

6.  REPRESENTATIONS AND WARRANTIES

        When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

        6.1 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

        6.2 Enforceable Agreement. This Agreement and any instrument or agreement required hereunder to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

        6.3 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

        6.4 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

        6.5 Location of Borrower. The Borrower's chief executive office is located at the address listed under the Borrower's signature on this Agreement.

        6.6 Representations and Warranties (the Syndicated Credit Agreement). The representations and warranties contained

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in Article VI of the Syndicated Credit Agreement (the "Article VI Reps and
Warranties") are true as of the date of this Agreement as if made on the date of this Agreement. The Borrower acknowledges and agrees that each request for an extension of credit under this Agreement shall be deemed to further represent and warrant that the Article VI Reps and Warranties remain true as of the date of such request (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

"Syndicated Credit Agreement" means that certain credit agreement dated as of September 22, 1994, among the Borrower, the several financial institutions from time to time party thereto (collectively, the "Syndicate Banks," individually, a "Syndicate Bank"), and the Bank, as agent for the Syndicate Banks, together with all schedules and exhibits thereto, as such credit agreement, schedules, and exhibits are now in effect and as from time to time amended, renewed, restated, or superseded. The Syndicated Credit Agreement and the First Amendment, the Second Amendment, and the Third Amendment thereto are attached to this Agreement as Exhibits B, B-1, B-2, and B-3, respectively. Any future amendments to the Syndicated Credit Agreement shall also be attached hereto and shall be designated accordingly, commencing with Exhibit B-4.

For purposes of this Paragraph 6.6, the Bank and the Borrower agree that in interpreting the term "Material Adverse Effect" as it is defined in the Syndicated Credit Agreement and as it appears in certain of the Article VI Reps and Warranties, the terms "Loan Document" and "Event of Default" (as also defined in the Syndicated Credit Agreement and as they appear in that Agreement's definition of "Material Adverse Effect") shall be deemed to include this Agreement and any instrument or agreement required by this Agreement and any event of default hereunder.

7.  COVENANTS

        The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

        7.1 Use of Proceeds. To use the proceeds of the credit only to fund the Borrower's investment in that certain low-income housing partnership known as American Tax Credit Corporate Fund II, L.P. and for general corporate purposes.

        7.2 Use of Proceeds - Ineligible Securities. Not to use, directly or indirectly, any portion of the proceeds of the credit (including any letters of credit) for any of the following purposes:

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            (a) knowingly to purchase Ineligible Securities from BA Securities,
    Inc. (the "Arranger") during any period in which the Arranger makes a market in such Ineligible Securities; or

            (b) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger; or

            (c) to make payments of principal, interest or dividends on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Borrower or any affiliate of the Borrower.

    "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended. The Arranger is a wholly-owned subsidiary of BankAmerica Corporation, and is a registered broker-dealer which is permitted to underwrite and deal in certain Ineligible Securities.

        7.3 COOPERATION. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

        7.4 AFFIRMATIVE AND NEGATIVE COVENANTS (THE SYNDICATED CREDIT AGREEMENT). Unless the Bank waives compliance in writing, to comply with the affirmative covenants set forth in Sections 7.1 through 7.9 of the Syndicated Credit Agreement and the negative covenants set forth in Sections 8.1 through
8.6 and Sections 8.9 through 8.14 of the Syndicated Credit Agreement. For purposes of this Paragraph 7.4, the Bank and the Borrower agree that in interpreting the terms "Loan Document" and "Event of Default," as they are defined in the Syndicated Credit Agreement and as they appear in that Agreement's definition of "Material Adverse Effect", they shall be deemed to include this Agreement and any instrument or agreement required by this Agreement and any event of default hereunder.

8.  DEFAULT

        If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under Clause (f) or Clause (g) of Section 9.1 of the Syndicated Credit Agreement, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

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        8.1  FAILURE TO PAY.  The Borrower fails to make a payment under this
Agreement when due.

        8.2 FALSE INFORMATION. The Borrower has given the Bank information or representations that are incorrect in any material respect on or as of the date given or made or as of the date deemed given or made.

        8.3 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's ability to repay the loan or to perform under this Agreement or any other documents executed in connection with this Agreement.

        8.4 OTHER BANK AGREEMENTS. The Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank (other than the Syndicated Credit Agreement which is covered by the next paragraph).

        8.5 SYNDICATED CREDIT AGREEMENT. Any Event of Default (as defined therein) occurs under the Syndicated Credit Agreement.

        8.6 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of ten (10) days after the date on which the Bank gives written notice of the breach to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

9.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

        9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

        9.2  CALIFORNIA LAW.  This Agreement is governed by California law.

        9.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. With the Borrower's prior consent, the Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold

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or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

        9.4  ARBITRATION.

            (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

                (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

                (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

                (iii)  Any violation of this Agreement; or

                (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

    It is provided, however, that this paragraph does not concern the resolution of any controversies or claims between the Borrower and the Bank that arise from the Syndicated Credit Agreement.

            (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

            (c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

            (d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

            (e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

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            (f)  The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

            (g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

                (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

                (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure
        Section 638 and the following related sections;

                (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

                (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

            (h) This provision does not limit the right of the Borrower or the Bank to:

                (i) exercise self-help remedies such as setoff;

                (ii) foreclose against or sell any real or personal property collateral; or

                (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                    (A)  an interim remedy; and/or

                    (B)  additional or supplementary remedies.

            (i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right

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

of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

            (j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

        9.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

        9.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

        9.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

        9.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

            (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

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

            (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

            (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

        9.9 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

        9.10 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

        9.11 COUNTERPARTS. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

        9.12  REFERENCES TO THE SYNDICATED CREDIT AGREEMENT.

            (a) The Bank and the Borrower agree that the references to certain provisions of the Syndicated Credit Agreement under Paragraphs 6.6, 7.4, and
    8.5 of this Agreement are at all times deemed to be to the most current versions of those provisions as then in effect.

            (b) If the Syndicated Credit Agreement is at any time terminated and no longer in effect, the Bank and the Borrower agree that the references described in subparagraph (a) above shall be deemed to be to the versions of those provisions as are in effect as of the termination of the Syndicated Credit Agreement.

            (c) Notwithstanding the foregoing subparagraphs (a) and (b), the Borrower agrees that the Bank may, in its reasonable discretion, determine at any time that any provision of the Syndicated Credit Agreement referenced under Paragraphs 6.6, 7.4, and 8.5 hereof shall no longer be applicable to this Agreement. In such event, the Bank and the Borrower shall memorialize the Bank's determination through an appropriate amendment to this Agreement. Among the circumstances (without limiting such circumstances) under

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

which the Bank may reasonably make such a determination would be the circumstances resulting from the Bank's decision to no longer remain a party to the Syndicated Credit Agreement or resulting from the execution of an amendment to the Syndicated Credit Agreement to which the Bank does not consent.

This Agreement is executed as of the date stated at the top of the first page.


Bank of America National          ABM Industries Incorporated
Trust and Savings Association

By \s\ Hagop V. Bouldoukian       By \s\ David H. Hebble
   ------------------------          ------------------------
      Vice President                     Vice President

Title                             Title
      ---------------------             ---------------------

By                                By \s\ Douglas B. Bowlus
   ------------------------          ------------------------
                                         Treasurer

Title                             Title
      ---------------------             ---------------------

Address where notices to          Address where notices to
the Bank are to be sent:          the Borrower are to be sent:

345 Montgomery Street             50 Fremont Street
Concourse Level                   26th Floor
San Francisco, CA 94104           San Francisco, CA 94105
Attn:Hagop V. Bouldoukian         Attn:  Douglas Bowlus

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